EXHIBIT 10.19

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), between HSN, Inc., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Summary (the “Grantee”) is made as of the Grant Date set forth in the Grant Summary.

1.    Award and Vesting of RSUs

(a)Subject to the terms, definitions and provisions of this Agreement and the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Grantee the number of restricted stock units set forth in the Grant Summary (the “RSUs”). Your Grant Summary on the Morgan Stanley Smith Barney Benefit Access System or any successor equity administration website or system (the “Grant Summary”) sets forth the number of RSUs granted to you by the Company and the Award Date referred to as the Grant Date in the Award Summary (among other information), and is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in this Agreement or the Grant Summary shall have the meaning ascribed to it in the Plan.

(b)Subject to the terms and conditions of this Agreement and the provisions of the Plan, the RSUs shall vest and no longer be subject to any restriction in accordance with the Vesting Period described in the Grant Summary.

(c)Notwithstanding the provisions of Section 1(b) and except as provided in Section 5 of this Agreement, in the event of termination of the Grantee’s service with the Company during the Vesting Period for any reason, all remaining unvested RSUs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d)Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.	Settlement of RSUs

As soon as practicable after any RSUs have vested and are no longer subject to the Vesting Period, such RSUs shall be settled. Subject to Section 14(d) of the Plan (pertaining to the withholding of taxes), for each RSU settled pursuant to this Section 2, the Company shall (i) if the Grantee is employed within the United States, issue (either in book-entry form or otherwise) one share of Common Stock for each RSU vesting at such time and cause to be delivered to the Grantee one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vesting RSUs or (ii) if the Grantee is employed outside the United States, pay, or cause to be paid, to the Grantee an amount of cash equal to the Fair Market Value of one share of Common Stock for each RSU vesting at such time. Notwithstanding the foregoing, the Company shall be entitled to hold the shares or cash issuable upon settlement of RSUs that have vested until the Company or the agent selected by the Company to manage the Plan under which the RSUs have been issued (the “Agent”) shall have received from the Grantee a duly executed Form W-9 or W-8, as applicable.

3.	Non-Transferability of the RSUs

During the Vesting Period and until such time as the RSUs are ultimately settled as provided in Section 2 above, the RSUs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.    Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, the Grantee shall not be entitled to any rights of a stockholder with respect to the RSUs. Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock during the Vesting Period, the Grantee will be credited with additional amounts for each RSU equal to the dividend that would have been paid with respect to such RSU if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Section 5.

1.	Adjustment in the Event of Change in Stock; Change in Control

(a)In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the number of RSUs and the shares underlying such RSUs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b)With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s Termination of Employment, during the one-year period following a Change in Control, by the Company for other than Cause or Disability or by the Grantee for Good Reason:

(i)    any RSUs outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall be fully vested and become immediately payable;

(ii)    the restrictions and deferral limitations applicable to any RSU shall lapse, and such RSU outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii)    all RSUs outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such RSUs shall be settled as promptly as is practicable in the form set forth in this Agreement and the Plan.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the RSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Other Restrictions

(a)    The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)    The Grantee acknowledges that the Grantee is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Company’s insider list, the Grantee may be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Company may prohibit the Grantee from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by overnight courier; registered or certified mail, return receipt requested, postage prepaid; hand delivery to the other party; corporate assigned email address; personal address provided to the Company or Agent; or by facsimile, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Company’s Human Resources Department or the Agent.

If to the Company:            HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention:  General Counsel
Facsimile:  (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective upon the earlier of (i) when actually received by the addressee, (ii) four business days if by registered or certified mail, (ii) next business day if sent via overnight delivery, e-mail, facsimile, electronic delivery.  The Grantee consents to electronic delivery of (i) all communications under the Plan or necessary for administration of the Plan and (ii) any documents required to be delivered by the Company under the securities laws.

9.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

10.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Grant Summary, the RSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

11.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Grant Summary (or any information posted on the Morgan Stanley Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Company, or (ii) ambiguity in the Grant Summary (or any information posted on the Morgan Stanley Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

13.	Amendment

The Company may modify, amend or waive the terms of the RSU award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

16.    Data Protection

The Grantee authorizes the release from time to time to the Company (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)).  Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company, his or her employing company or the Agent considers appropriate.  Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Your acceptance of the benefits of this Agreement constitutes your acceptance to be bound by its terms.
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HSN, INC.

By:
Maria Martinez
Chief Human Resources Officer